Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation of our report dated November 12, 2025 in the Registration Statement on Form S-1/A, under the Securities Act of 1933, with respect to the consolidated balance sheets of EvoAir Holdings Inc. and its subsidiaries (collectively referred to as the “Company”) as of August 31, 2025 and 2024, the related consolidated statements of operations and comprehensive loss, changes in shareholder’s equity and cash flows for each of the years in the two-year period ended August 31, 2025 and 2024 and the related notes. We also consent to the reference to our firm under the heading “Experts” in such Registration Statement.

/s/ Audit Alliance LLP

Singapore
July 24, 2026